Exhibit 5.1

52 East Gay St.
PO Box 1008
Columbus, Ohio 43216-1008
Vorys, Sater, Seymour and Pease LLP	614.464.6400 | www.vorys.com
Legal Counsel	Founded 1909
August 13, 2010
Board of Directors
R.G. Barry Corporation
13405 Yarmouth Road N.W.
Pickerington, OH 43147

Re:	R.G. Barry Corporation Amended and Restated 2005 Long-Term
Incentive Plan — Registration Statement on Form S-8
Dear Members of the Board of Directors:
          We have acted as counsel to R.G. Barry Corporation, an Ohio corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission pursuant to the provisions of the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for the registration of 500,000 of the Company’s common shares, par value $1.00 per share (the “Common Shares”), which may be issued and delivered under the R.G. Barry Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”), and the related Series II Junior Participating Class A Preferred Share Purchase Rights (the “Rights”) which may be issued and delivered therewith in accordance with the provisions of the Rights Agreement, dated as of May 1, 2009, between the Company and The Bank of New York Mellon, as Rights Agent (the “Rights Agreement”).
          In connection with rendering the opinions expressed in this letter, we have examined, to the extent deemed necessary, originals or copies, the authenticity of which has been established to our satisfaction, of: (a) the Registration Statement; (b) the Plan; (c) the Company’s Articles of Incorporation, as currently in effect (the “Articles”); (d) the Company’s Code of Regulations, as currently in effect (the “Regulations”); (e) the Rights Agreement; and (f) all such corporate records of the Company, including, without limitation, resolutions adopted by the directors of the Company and committees thereof and resolutions adopted by the shareholders of the Company, as we have deemed relevant as a basis for these opinions. We have also relied upon such oral or written statements and representations of the officers of the Company and examined such certificates of public officials and authorities of law as we have deemed relevant as a basis for the opinions expressed herein.
          In our examination of the aforesaid records, documents and certificates, we have assumed, without independent verification or investigation, the authenticity of all records,
Columbus | Washington | Cleveland | Cincinnati | Alexandria | Akron | Houston

Legal Counsel
Board of Directors
R.G. Barry Corporation
August 13, 2010

documents and certificates examined by us, the correctness of the information contained in all records, documents and certificates examined by us, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents and certificates, the authority of all individuals entering and maintaining records, and the conformity to authentic originals of all items submitted to us as copies (whether certified, conformed, photostatic or by other electronic means) of records, documents or certificates. In making our examination of records, documents and certificates executed by any party other than the Company, we have assumed that such other party had the power and authority, corporate or other, to enter into and perform all of such other party’s obligations thereunder, and we have assumed the due authorization by all requisite action, corporate or other, of such other party, the valid execution and delivery by such other party of such documents and certificates and the validity, binding effect and enforceability thereof with respect to such other party. In addition, we have assumed that the agreement(s) that accompany each award under the Plan will be consistent with the terms of the Plan and will not expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Further, we have assumed the accuracy of all information provided to us by the Company, orally or in writing, during the course of our investigations.
          We have relied solely upon the examinations and inquiries recited herein, and, except for the examinations and inquiries recited herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge concerning such facts should be drawn.
          As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Chapter 1701 of the Ohio Revised Code, the Company’s Articles and Regulations and the Rights Agreement, as applicable.
          Based upon and subject to the foregoing and subject to the further assumptions and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 500,000 Common Shares to be registered under the 1933 Act for issuance and delivery under the Plan have been duly authorized by all necessary corporate action of the Company and, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, and in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws. Upon issuance and delivery of the Common Shares in accordance with the terms of the Plan and any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, and in accordance with the Registration Statement,

Legal Counsel
Board of Directors
R.G. Barry Corporation
August 13, 2010

the Rights issued and delivered with such Common Shares, in accordance with the terms of the Rights Agreement, will be validly issued.
          The opinions expressed in this letter are based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement the opinions expressed in this letter should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances. Our opinions are expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Common Shares issuable and deliverable under the Plan and the related Rights issuable and deliverable in accordance with the provisions of the Rights Agreement.
          Notwithstanding the foregoing, we consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. By giving such consent, we do not thereby admit that we are “experts” within the meaning of the 1933 Act or the Rules and Regulations with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP

Vorys, Sater, Seymour and Pease LLP

ETF/mlo